================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF

                      THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT: (DATE OF EARLIEST EVENT REPORTED) JUNE 23, 1997

                        COMMISSION FILE NUMBER: 1-14180

                            ------------------------

                       LORAL SPACE & COMMUNICATIONS LTD.

                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                           TELEPHONE: (212) 697-1105

               JURISDICTION OF INCORPORATION: ISLANDS OF BERMUDA
                     IRS IDENTIFICATION NUMBER: 13-3867424

================================================================================

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On June 23, 1997, Loral Space & Communications Ltd., a Bermuda company (the "Company" or "Loral"), acquired, subject to certain governmental approvals, the 24.5% minority interest in Space Systems/Loral, Inc., a Delaware corporation ("SS/L"), held in the aggregate by Aerospatiale SNI ("Aerospatiale") and Alcatel Espace ("Alcatel") for consideration consisting in the aggregate of 8,042,922 shares of Loral common stock and 1,063,663 shares of Loral 6% Series C Convertible Redeemable Preferred Stock. After giving effect to these acquisitions, Loral owns 100% of SS/L.

     Aerospatiale and Alcatel, together with Finmeccanica S.p.A., whose minority interest in SS/L had previously been acquired by Loral in exchange for Loral securities, will retain their alliance relationship with SS/L including their representation on the Board of Directors of SS/L.

     SS/L is a full-service provider of commercial communications satellite systems and services, including, launch and insurance procurement and mission operations from its mission control center in Palo Alto, California.

ITEM 5.  OTHER EVENTS.

     On April 15, 1997, pursuant to a Transaction Agreement dated as of March 20, 1997 between Loral and Alenia Inc. ("Alenia"), Loral acquired from Alenia 1,488,372 limited partner interests in Loral/Qualcomm Satellite Services, L.P. ("LQSS"), managing general partner of Globalstar, L.P., for $80 million in cash.

     On June 19, 1997, pursuant to a Purchase and Sale Agreement dated as of June 19, 1997 between Loral and Alcatel Spacecom, Loral acquired from Alcatel Spacecom 720,000 limited partner interests in LQSS in exchange for $17,487,360 in cash and 1,255,684 shares of Loral common stock.

     After giving effect to these transactions, Loral owns, directly or indirectly, approximately 38% of Globalstar, on a fully diluted basis.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(A) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

    Financial Statements of Space Systems/Loral, Inc. and Independent Auditors' Report*

(B) PRO FORMA FINANCIAL INFORMATION

    Unaudited Pro Forma Condensed Consolidated Financial Statements of Loral Space & Communications Ltd., Space Systems/Loral, Inc. and AT&T Skynet Satellite Services as of March 31, 1997 and for the three months ended March 31, 1997 and the nine months ended December 31, 1996.

(C) EXHIBITS.

    Exhibit 10.1      Exchange Agreement dated as of June 18, 1997 among Loral Space &
                      Communications Ltd., Aerospatiale SNI and Alcatel Espace
    Exhibit 10.2      Alliance Agreement dated as of June 23, 1997 among Loral Space &
                      Communications Ltd., Aerospatiale SNI, Alcatel Espace and Finmeccanica
                      S.p.A.
    Exhibit 10.3      Registration Rights Agreement (Series C Preferred Stock) dated as of
                      March 31, 1997 between Loral Space & Communications Ltd. and
                      Finmeccanica S.p.A. and dated as of June 23, 1997 among Loral Space &
                      Communications Ltd., Aerospatiale SNI and Alcatel Espace
    Exhibit 10.4      Registration Rights Agreement (Common Stock) dated as of June 23, 1997 among Loral Space & Communications Ltd., Aerospatiale SNI and Alcatel
                      Espace

    Exhibit 10.5      Transaction Agreement dated as of March 20, 1997 between Loral Space &
                      Communications Ltd. and Alenia Inc.
    Exhibit 10.6      Purchase and Sale Agreement dated as of June 19, 1997 between Loral
                      Space & Communications Ltd. and Alcatel Spacecom

---------------
* Incorporated by reference to the Company's Annual Report on Form 10-K for the period from April 1, 1996 to December 31, 1996. Financial Statements as of and for the three months ended March 31, 1997 are not required because Space Systems/Loral, Inc. is included in the consolidated financial statements of Loral included in Loral's Quarterly Report on Form 10-Q for the first quarter of 1997.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            LORAL SPACE & COMMUNICATIONS LTD.

                                          --------------------------------------
                                                            Registrant

                                          By: /s/ MICHAEL P. DEBLASIO

                                            ------------------------------------
                                            Michael P. DeBlasio
                                            Senior Vice President -- Finance

Date: July 8, 1997

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
       AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                    AND NINE MONTHS ENDED DECEMBER 31, 1996

     The following unaudited pro forma condensed consolidated balance sheet as of March 31, 1997 and statements of income for the three months ended March 31, 1997 and the nine months ended December 31, 1996 give effect to the acquisition between March 25, 1997 and June 23, 1997 by Loral Space & Communications Ltd. ("Loral") of the remaining Space Systems/Loral ("SS/L") common stock not previously owned, pursuant to agreements negotiated in February 1997, and the acquisition by Loral of AT&T Skynet Satellite Services ("Skynet") on March 14, 1997. The unaudited pro forma condensed consolidated balance sheet assumes the acquisitions occurred as of March 31, 1997. The unaudited pro forma condensed consolidated statements of income assume the acquisitions occurred as of April 1, 1996. The unaudited pro forma balance sheet information presented is based on the historical unaudited condensed consolidated balance sheet of Loral as of March 31, 1997 which includes the assets and liabilities of SS/L and Skynet as of that date. The pro forma income statement information for the three months ended March 31, 1997 is based on the historical unaudited condensed consolidated statement of income of Loral which includes the results of the operations of SS/L from January 1, 1997 and the elimination of minority interest, and of Skynet for the period January 1, 1997 to March 14, 1997. The pro forma income statement information for the nine months ended December 31, 1996 is based on the historical condensed consolidated statements of income of Loral and SS/L as well as the condensed statement of income of Skynet for that period. The unaudited pro forma condensed consolidated financial statements reflect the purchase method of accounting and the adjustments and assumptions described in the accompanying notes.

     The pro forma adjustments are based upon preliminary estimates of fair values. Actual adjustments will be based on final appraisals and other analyses of fair values. The unaudited pro forma condensed consolidated balance sheet and statements of income should be read in conjunction with the audited consolidated financial statements and notes of the respective companies. The pro forma data may not be indicative of the results that actually would have occurred if the acquisitions had taken place on April 1, 1996, or future results.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1997
                       (In thousands, except share data)

                                                        LORAL                            PRO FORMA
                                                     AS REPORTED                         CONSOLIDATED
                                                     -----------      PRO FORMA          ----------
                                                                     ADJUSTMENTS
                                                                     -----------
                                                                      (NOTE 1)
                                              ASSETS
Current assets:
  Cash and cash equivalents........................  $   605,566      $  (9,220)(a)      $  596,346
  Contracts in process.............................      321,432             --             321,432
  Inventories......................................      101,553             --             101,553
  Other assets.....................................       91,839             --              91,839
                                                      ----------      ---------          ----------
          Total current assets.....................    1,120,390         (9,220)          1,111,170
  Property, plant and equipment, net...............      677,897             --             677,897
  Cost in excess of net assets acquired, less
     amortization..................................      384,785         56,996(a)(c)       441,781
  Long-term receivables............................       86,902             --              86,902
  Investments in affiliates........................      232,218         18,651(c)          250,869
  Other assets.....................................       79,450             --              79,450
                                                      ----------      ---------          ----------
                                                     $ 2,581,642      $  66,427          $2,648,069
                                                      ==========      =========          ==========

                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt................  $     2,146             --               2,146
  Accounts payable.................................      132,880             --             132,880
  Accrued employment costs.........................       38,060             --              38,060
  Customer advances................................       50,706             --              50,706
  Accrued interest.................................        8,079             --               8,079
  Other current liabilities........................       66,799             --              66,799
  Income taxes payable.............................        6,589             --               6,589
  Deferred income taxes............................       62,710             --              62,710
                                                      ----------      ---------          ----------
          Total current liabilities................      367,969             --             367,969
  Deferred income taxes............................       41,159             --              41,159
  Pension and other postretirement liabilities.....       54,175             --              54,175
  Long-term liabilities............................       19,192             --              19,192
  Long-term debt...................................      231,532             --             231,532
  Minority interest................................      120,573       (120,573)(a)              --
  Convertible preferred equivalent obligations.....      677,379       (677,379)(a)(e)           --
  Shareholders' equity:
     Series A convertible preferred stock, par
       value $.01..................................          459             --                 459
     Series C convertible preferred stock, par
       value $.01..................................           --            139(a)(e)           139
     Common stock, par value $.01..................        1,911             80(a)            1,991
     Paid-in capital...............................    1,058,822        864,160(a)(e)     1,922,982
     Retained earnings.............................        8,471             --               8,471
                                                      ----------      ---------          ----------
          Total shareholders's equity..............    1,069,663        864,379           1,934,042
                                                      ----------      ---------          ----------
                                                     $ 2,581,642      $  66,427          $2,648,069
                                                      ==========      =========          ==========

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                    (In thousands, except per share amounts)

Periods combined:
Loral: January 1, 1997 to March 31, 1997
Skynet: January 1, 1997 to March 14, 1997

                                                                        PRO FORMA
                                                                       ADJUSTMENTS          PRO FORMA
                                            LORAL        SKYNET      ---------------       CONSOLIDATED
                                           --------     --------        (NOTE 1)           ------------
Revenues.................................  $340,353     $ 17,938        $ (24,829)(c)        $333,462
Costs and expenses.......................   331,138       14,066          (21,243)(c)(h)      323,961
                                           --------     --------     ---------------       ------------
  Operating income.......................     9,215        3,872           (3,586)              9,501
Interest income (expense), net...........    10,139       (2,500)          (5,573)(b)(g)        2,066
                                           --------     --------     ---------------       ------------
  Income before income taxes, minority
     interest and equity in net loss of
     affiliates..........................    19,354        1,372           (9,159)             11,567
Income taxes.............................     9,339          576           (2,616)(d)(i)        7,299
                                           --------     --------     ---------------       ------------
  Income before minority interest and
     equity in net loss of affiliates....    10,015          796           (6,543)              4,268
Minority interest........................    (3,244)          --            3,244(c)               --
Equity in net loss of affiliates.........    (7,177)          --               --              (7,177)
                                           --------     --------     ---------------       ------------
  Net income (loss)......................  $   (406)    $    796        $  (3,299)           $ (2,909)
                                           ========      =======     ============           =========
Earnings (loss) per share (note 2):
  Primary................................  $   0.00                                          $  (0.01)
                                           --------                                        ------------
  Fully diluted..........................  $   0.00                                          $  (0.01)
                                           --------                                        ------------
Weighted average shares outstanding:
  Primary................................   236,989                                           245,032
                                           --------                                        ------------
  Fully diluted..........................   236,989                                           245,032
                                           --------                                        ------------

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1996
                     (In thousands, except per share data)

                                                                                  PRO
                                                                                 FORMA
                                                                                ADJUSTMENTS         PRO FORMA
                                        LORAL          SS/L         SKYNET      --------           CONSOLIDATED
                                       --------     ----------     --------     (NOTE 1)           ------------
Revenues.............................  $  5,088     $1,017,653     $ 84,435     $(96,488)(c)        $ 1,010,688
Costs and expenses...................    17,606        963,517       39,051      (59,913)(c)(h)         960,261
                                        -------     ----------      -------      -------             ----------
  Operating income (loss)............   (12,518)        54,136       45,384      (36,575)                50,427
Interest income (expense), net.......    28,699          6,081      (11,305)     (30,767)(b)(g)          (7,292)
                                        -------     ----------      -------      -------             ----------
  Income before income taxes and
     equity in net loss of
     affiliates......................    16,181         60,217       34,079      (67,342)                43,135
Income taxes.........................     2,912         27,643       13,369      (23,248)(d)(i)          20,676
                                        -------     ----------      -------      -------             ----------
  Income before equity in net loss of
     affiliates......................    13,269         32,574       20,710      (44,094)                22,459
Equity in net loss of affiliates.....    (4,392)        (1,549)          --      (13,396)(c)            (19,337)
                                        -------     ----------      -------      -------             ----------
  Net income.........................  $  8,877     $   31,025     $ 20,710     $(57,490)           $     3,122
                                        =======     ==========      =======      =======             ==========
Earnings per share (note 2):
  Primary............................  $   0.04                                                     $      0.01
                                        -------                                                      ----------
  Fully diluted......................  $   0.04                                                     $      0.01
                                        -------                                                      ----------
Weighted average shares outstanding:
  Primary............................   229,396                                                         241,026
                                        =======                                                      ==========
  Fully diluted......................   229,396                                                         241,026
                                        =======                                                      ==========

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
       AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997
                    AND NINE MONTHS ENDED DECEMBER 31, 1996

     1. The following facts and assumptions in notes (a) through (e) were used in determining the pro forma effect of the increase in Loral's ownership of SS/L to 100%.

          a) Pursuant to agreements negotiated in December 1996 and February 1997, Loral acquired 49% of SS/L from four international aerospace and communications companies (the "Alliance Partners") between March 25, 1997 and June 23, 1997 for $374 million. The first two transactions, in which Loral acquired 24.5% of SS/L for $93.5 million in cash and $93.5 million in convertible preferred equivalent obligations ("CPEOs") were reflected in Loral's historical unaudited condensed consolidated balance sheet as of March 31, 1997. The remaining 24.5% of SS/L was acquired on June 23, 1997, subject to certain governmental approvals, for $187.0 million, consisting of 8,042,922 shares of Loral common stock and 1,063,663 shares of Loral 6% Series C convertible redeemable preferred stock. Pro forma adjustments to the March 31, 1997 balance sheet assume the June transactions occurred as of March 31, 1997.

          In August 1996, Loral increased its ownership of SS/L to 51% through the acquisition of an 18.3% interest held by certain partnerships affiliated with Lehman Brothers (the "Lehman Partnerships") for $110.0 million including cash of $4 million, 7.5 million shares of Loral common stock and 267,256 shares of common stock of Globalstar Telecommunications Ltd. previously held by a Loral subsidiary. In accordance with the terms of Loral's agreement with the Lehman Partnerships, the purchase price was increased by $9.2 million in April 1997.

          Loral increased its ownership of SS/L to 75.5% during the first quarter of 1997. Accordingly, Loral discontinued the equity method of accounting and began consolidating the results of SS/L as of January 1, 1997, with a reduction for SS/L's earnings attributable to its other shareholders.

          The acquisition of SS/L common stock has been accounted for as a purchase. The cost in excess of net assets acquired arising from this acquisition is being amortized over 40 years. Loral's historical unaudited condensed consolidated statement of income for the three months ended March 31, 1997 reflects the results of operations of SS/L from January 1, 1997 and the elimination of the minority interest of the SS/L equity not owned by Loral during the period. Loral's historical unaudited condensed consolidated statement of income for the nine months ended December 31, 1996 includes SS/L's operations using the equity method of accounting. Pro forma adjustments assume that Loral had acquired 100% of the common stock of SS/L as of April 1, 1996.

          b) The purchase price for SS/L was determined through arm's length bargaining between Loral and the Alliance Partners and Loral and the Lehman Partnerships. The cash portion of the acquisition was financed with cash on hand. The unaudited pro forma condensed consolidated statements of income reflect charges for interest expense of 7% on the cash portion of the purchase price and 6% on the CPEOs and preferred stock portion of the purchase price.

          c) The estimated excess of purchase price over net assets acquired of $119.9 million is being amortized over 40 years. Further, the unaudited pro forma condensed consolidated balance sheet includes $51.2 million to record the estimated proportionate excess of fair value of SS/L's investment in Globalstar over the carrying value. The pro forma adjustment of $18.7 million represents the increment related to the 24.5% of SS/L acquired subsequent to March 31, 1997. Other pro forma adjustments for the three months ended March 31, 1997 include elimination of SS/L's sales to Skynet of $24.8 million and related cost of sales of $22.5 million for the period from January 1, 1997 through March 14, 1997, the date of the Skynet acquisition, and elimination of the minority interest remaining in SS/L during the period. Other pro forma adjustments for the nine months ended December 31, 1996 include elimination of SS/L's sales to Skynet of $96.5 million and related cost of sales of $82.1 million and elimination of Loral's equity in the net income of SS/L based on its historical ownership interest during the period.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     Other adjustments related to differences between fair values of assets acquired and their carrying amounts are currently being evaluated. However, any effect is not expected to be significant.

          d) A statutory (Federal and state) tax rate of 41%, adjusted for non-deductible interest and goodwill, was assumed with respect to the pro forma adjustments.

          e) The CPEOs were subject to mandatory exchange into shares of Loral's 6% Series C Convertible Redeemable Preferred Stock ("Preferred Stock") after approval by shareholders on April 30, 1997. Accordingly, a pro forma adjustment has been included in the unaudited pro forma condensed consolidated balance sheet to reflect the exchange of all CPEOs into Preferred Stock.

     The following facts and assumptions in notes (f) through (i) were used in determining the pro forma effect of the acquisition of Skynet from AT&T.

          f) On March 14, 1997 Loral acquired certain assets of Skynet for $478.1 million in cash. The price reflects a reduction from the $712.5 million price originally agreed upon in September 1996 arising from an adjustment resulting from the failure of Skynet's Telstar 401 Satellite in January 1997. The price is subject to further adjustment based upon net assets delivered at closing, as defined.

          This acquisition has been accounted for as a purchase. Loral's historical unaudited condensed consolidated statement of income for the three months ended March 31, 1997 reflects the operations of Skynet from the date of acquisition through March 31, 1997. The Skynet historical unaudited condensed statement of income included in the unaudited pro forma condensed consolidated statement of income for the three months ended March 31, 1997 represents its operating results from January 1, 1997 to the date of acquisition and excludes the charge related to the loss of the Telstar 401 Satellite. Pro forma adjustments have been calculated for that period. The Skynet historical unaudited condensed statement of income included in the unaudited pro forma condensed consolidated statement of income for the nine months ended December 31, 1996 includes the operations of Skynet for the entire period. The Skynet operations have been calculated by deducting the Skynet operations for the three month period ended March 31, 1996 from the Skynet operations for the year ended December 31, 1996. Revenues, operating income and net income for Skynet for the three months ended March 31, 1996 were $39.9 million, $19.0 million and $9.3 million, respectively. Pro forma adjustments have been calculated for the nine month period.

          g) The purchase price for Skynet was determined through arm's length bargaining between Loral and AT&T. The acquisition was initially financed with cash on hand. A significant portion of the purchase price is expected to be refinanced with debt. The pro forma adjustment for interest expense reflects charges for interest based on an adjusted purchase price of $478.1 million for the three months ended March 31, 1997 and an unadjusted purchase price of $712.5 million for the nine months ended December 31, 1996 at an assumed interest rate of 7%, reduced for capitalized interest of $2.9 million for the three months ended March 31, 1997 and $7.5 million for the nine months ended December 31, 1996 and interest expense recorded by Skynet of $2.5 million for the three months ended March 31, 1997 and $11.3 million for the nine months ended December 31, 1996. The unadjusted purchase price of $712.5 million was used as the basis of the interest expense calculation during the nine months ended December 31, 1996 because Telstar 401 was operating and generating revenues during that entire period.

          h) The estimated excess of purchase price over net assets acquired of $96.1 million is being amortized over 40 years. Other purchase accounting adjustments to the unaudited pro forma condensed consolidated statement of income for the three months ended March 31, 1997, pursuant to the provisions of Accounting Principles Board Opinion No. 16, include charges for depreciation over an estimated weighted average 12.5 year life of the excess of fair value of depreciable fixed assets over the historical book value of $12.9 million. Other purchase accounting adjustments to the unaudited pro forma condensed consolidated statement of income for the nine months ended December 31, 1996 include

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     charges for depreciation over an estimated weighted average ten year life of the excess of fair value of depreciable fixed assets over the historical book value of $246.9 million. For purposes of this adjustment, fair value of depreciable fixed assets includes the estimated fair value of Telstar 401, and historical book value includes the carrying value of Telstar 401.

          i) A statutory (Federal and state) tax rate of 39% was assumed with respect to the pro forma adjustments.

     2. Primary and fully diluted earnings per share are computed based upon the weighted average number of shares of common stock and common equivalent shares (Series A Convertible Preferred Stock) outstanding, after giving pro forma effect to the shares issued for the transactions described above.

                                 EXHIBIT INDEX

   EXHIBIT                                       DESCRIPTION
-------------  -------------------------------------------------------------------------------
Exhibit 10.1   Exchange Agreement dated as of June 18, 1997 among Loral Space & Communications
               Ltd., Aerospatiale SNI and Alcatel Espace
Exhibit 10.2   Alliance Agreement dated as of June 23, 1997 among Loral Space & Communications
               Ltd., Aerospatiale SNI, Alcatel Espace and Finmeccanica S.p.A.
Exhibit 10.3   Registration Rights Agreement (Series C Preferred Stock) dated as of March 31,
               1997 between Loral Space & Communications Ltd. and Finmeccanica S.p.A. and
               dated as of June 23, 1997 among Loral Space & Communications Ltd., Aerospatiale
               SNI and Alcatel Espace
Exhibit 10.4   Registration Rights Agreement (Common Stock) dated as of June 23, 1997 among
               Loral Space & Communications Ltd., Aerospatiale SNI and Alcatel Espace
Exhibit 10.5   Transaction Agreement dated as of March 20, 1997 between Loral Space &
               Communications Ltd. and Alenia Inc.
Exhibit 10.6   Purchase and Sale Agreement dated as of June 19, 1997 between Loral Space &
               Communications Ltd. and Alcatel Spacecom